QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

LEASE AGREEMENT

        THIS LEASE AGREEMENT is dated as of August 1, 2005 between ARE-770/784/790 Memorial Drive, LLC, a Delaware limited liability company ("Landlord"), and Sirtris Pharmaceuticals, Inc., a Delaware corporation ("Tenant").

Address:	790 Memorial Drive, Cambridge, Massachusetts (the "Building")
Premises:
Those portions of the Building, known as Suite 1A, containing approximately 3,455 rentable square feet and Suite 1B, containing approximately 4,021 rentable square feet, for a total of approximately 7,476 rentable square feet in the aggregate, as determined by Landlord and shown on Exhibit A.
Project:	The real property on which the Building is located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.
Base Rent:	First Lease Year:	$39.00 per rentable square foot
	Second Lease Year:	$41.00 per rentable square foot

For purposes of this Lease, "First Lease Year" shall be deemed to mean the period of 13 months, commencing on the Commencement Date (as hereinafter defined) and expiring on the last calendar day of the 13th calendar month after the month which is after the month in which the Commencement Date occurs (by way of example only, if the Commencement Date is July 25, 2005, the First Lease Year shall end on September 30, 2006), and "Second Lease Year" shall be deemed to mean the 12 month period commencing on the first calendar day after the end of the First Lease Year.
Tenant's Share:		15.74%
Science Hotel® Service Fees:		$623.00 per month
Security Deposit:		$25,543.00
Target Commencement Date:		August 1, 2005
Term:	Two (2) years commencing on the first day of the month following the month in which the Commencement Date occurs, as more particularly set forth in Section 2 below.
Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 9 hereof.
Address for Rent Payment: 385 East Colorado Boulevard Suite 299 Pasadena, CA 91101 Attention: Accounts Receivable		Landlord's Notice Address: 385 East Colorado Boulevard Suite 299 Pasadena, CA 91101 Attention: Corporate Secretary

Tenant's Notice Address: Prior to Commencement Date:
100 Beaver Street Suite 240 Waltham, MA 02453 Attention: Chief Executive Officer But, after the Commencement Date, at the Premises, Attention: Chief Executive Officer

        1.    Lease of Premises.    Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project that are for the non-exclusive use of tenants of the Project are collectively referred to herein as the "Common Areas." The portions of the Building, including the dark room, conference room, glass wash rooms and storage areas, that are for the non-exclusive use of tenants of the Building are more particularly shown on Exhibit A hereto and are collectively referred to herein as the "Science Hotel® Shared Areas". Tenant shall have the non-exclusive right, in common with other tenants of the Project, to use the Common Areas, and the non-exclusive right, together with other tenants of the Building, to use the Science Hotel® Shared Areas. Landlord reserves the right to modify the Common Areas and Science Hotel® Shared Areas, so long as such changes will not unreasonably interfere with Tenant's access to or use of the Premises or of the Science Hotel® Services (as hereinafter defined), or Tenant's parking rights hereunder.

        2.    Delivery; Acceptance of Premises; Commencement Date.    Landlord shall use reasonable efforts to deliver the Premises to Tenant for the conduct of Tenant's business on or before the Target Commencement Date, with Landlord's Work, if any, substantially completed and the Premises fully decommissioned and thoroughly cleaned with all base building and lab-specific mechanical, electrical and plumbing systems in good operating condition and repair, and any scored floor tile replaced ("Delivery" or "Deliver"). If Landlord fails to so Deliver the Premises on the Target Commencement Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, this Lease may be terminated by Landlord or Tenant by facsimile notice to the other if Landlord's Work (with the exception of the Cold Room to be installed in specialty lab 106 of the Biology Suite [the "Cold Room"]) is not complete and the Premises Delivered on or before October 1, 2005, and if so terminated by either: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease. Landlord shall have until October 31, 2005, to complete and Deliver the Cold Room. If the Cold Room is not completed on or before October 31, 2005, the parties shall have the same rights as set forth in this paragraph with respect to the remainder of the Premises. The Term of this Lease shall commence on the later of (a) August 1, 2005, and (b) the date on which Landlord shall have completed the following: (i) the cleaning/decommissioning of the Premises, (ii) the completion of Landlord's Work (as defined below), and (iii) the receipt of a certificate of occupancy and other such permits required for Tenant to utilize the Premises for the Permitted Use (to the extent Landlord, and not Tenant, is responsible for obtaining any such permits other than the certificate of occupancy) (the "Commencement Date"). Landlord and Tenant agree that Tenant shall have the right to occupy the Chemistry Suite and any portion of the Biology Suite for which all necessary permits (including a certificate of occupancy) have been obtained as soon as such portions of the Premises are ready for occupancy as described in this Section 2, even if the Cold Room and related plumbing or wiring is not yet complete as of such date. In such case, as of the date (the "Early Occupancy Date") on which Tenant occupies some or all of the Premises for the conduct of its business, notwithstanding any delay in delivery of the Cold Room or related plumbing or wiring as aforesaid, Tenant shall commence paying a proportionate share of Base Rent and Tenant's Share of Operating Expenses, such proportionate share to be calculated based on the ratio of the number of rentable square feet occupied by Tenant to the number of rentable square feet in the Premises. If Tenant takes possession of the Premises prior to the Commencement Date as aforesaid, Tenant shall immediately commence payment of the full Science Hotel® Services Fee as of the Early Occupancy Date, with no reduction. The period between the Early Occupancy Date and the Commencement Date shall be referred to herein as the "Early Occupancy Period". Tenant's right to occupy such portion of the Premises during the Early Occupancy Period shall be subject to all of the terms and conditions of this Lease (including, without limitation, those relating to Tenant's insurance and indemnity obligations hereunder). The "Term" of this Lease shall be the period commencing on the first day of the month after the month in which the Commencement Date occurs and expiring on the date which is two (2) years after such date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the "Acknowledgement of Commencement Date" attached to this Lease as Exhibit C; provided, however, Tenant's failure to execute and deliver such acknowledgment shall not affect Landlord's rights hereunder.

        Following execution and delivery of the Lease and continuing through the Commencement Date, Landlord shall provide adequate office space in the Building for four (4) employees of Tenant at no charge to Tenant. Such space shall be used by Tenant's employees for office purposes only. Tenant's right to occupy such office space shall be subject to all of the terms and conditions of this Lease (including, without limitation, those relating to Tenant's insurance and indemnity obligations) other than the provisions relating to the payment of Base Rent and Additional Rent.

        Subject to Landlord's obligation to Deliver the Premises, effective as of the Commencement Date, and the other provisions of this Section 2: (i) Tenant shall accept the Premises in their condition as of such date, subject to all applicable Legal Requirements (as defined in Section 9 hereof); (ii) subject to Landlord's obligation to maintain all of the Project and the Premises as set forth in Section 14 hereof, Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant's taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time of Delivery.

        When Landlord's Work is substantially complete, subject to the terms and provisions of this Section 2,Tenant shall accept the Premises. Tenant's taking possession and acceptance of the Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord's Work with Code, or (iii) any claim that Landlord's Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a "Construction Defect"). For purposes of this Lease, "Minor Variations" shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the Building Permit); (ii) to comply with any request by Tenant for modifications to Landlord's Work; (iii) to comport with good design, engineering, and construction practices which are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord's Work. Tenant shall have 1 year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord's reasonable efforts, fails to remedy such Construction Defect within such 30-day period, but Landlord, within 30 days thereafter, commences and diligently and continuously prosecutes such remedial action to completion.

        Tenant agrees and acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein.

        3.    Termination Right.    At any time after the date which is six (6) months after the Commencement Date, Tenant shall have the right to terminate the Lease upon at least 30 days prior written notice to Landlord specifying the date for such termination (the "Early Termination Date"), which date shall fall on the last day of a month. On or before the Early Termination Date, Tenant shall surrender the Premises in accordance with the terms of this Lease, and shall make a payment (the "Early Termination Payment") in an amount equal to (a) three (3) times the then-applicable monthly Base Rent, plus (b) the product of (i) the percentage obtained by dividing the total number of months remaining in the Term and the Extension Term following the Early Termination Date by 36, and (ii) Landlord's actual third-party costs to design and construct Landlord's Work, reduced by $50,000. For clarity, from and after the Early Termination Date, Tenant shall not be responsible for the Termination Fee (as described in Section 8 hereof), and shall have no obligation to pay Base Rent, Tenant's Share of Operating Expenses, Science Hotel™ Service Fees, parking fees or other similar costs with respect to the period after the Early Termination Date.

        4.    Base Rent.

        (a)   The first month's Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Commencing on the Commencement Date, Tenant shall pay to Landlord in advance, monthly installments of Base Rent with respect to the Premises on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above. Payments of Base Rent for any fractional calendar month shall be prorated. Tenant shall have no right at any time to abate, reduce, or set-off any Rent due hereunder. Notwithstanding the foregoing, Base Rent during the first 2 months of the Term following the Commencement Date shall be waived, and the first month's rent delivered to Landlord pursuant to the first sentence of this Section 4(a) shall be applied to the Base Rent due and payable for the third month of the Term.

        (b)   In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent ("Additional Rent"): (i) Tenant's Share of Operating Expenses (as defined in Section 6) with respect to the Premises, and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period. Tenant's obligation to pay Base Rent and Additional Rent hereunder are collectively referred to herein as "Rent".

        5.    Science Hotel® Services Fee.    Tenant shall pay, in advance, monthly installments of the Science Hotel® Services Fee commencing on the Commencement Date, on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, to ARE Laboratory Specialists, LLC, or its successors or assigns (the "Science Hotel® Services Provider"), as consideration for the provision of "Science Hotel® Services" as more particularly described in that certain agreement, of even date herewith (the "Science Hotel® Services Agreement"), between the Science Hotel® Services Provider and Tenant. The Science Hotel® Services Provider shall bill Tenant directly for the Science Hotel® Services Fee pursuant to the terms of the Science Hotel® Services Agreement. Any default by Tenant under the Science Hotel® Services Agreement shall constitute a

Default hereunder and any default by Tenant hereunder shall constitute a Default under the Science Hotel® Services Agreement.

        6.    Operating Expense Payments.    Commencing on the Commencement Date and continuing thereafter during each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of Tenant's Share for the Premises of Landlord's written estimate of Operating Expenses for each calendar year during the Term (the "Annual Estimate"). Payments for any fractional calendar month shall be prorated. The term "Operating Expenses" shall include all Building and Project related operating costs, insurance, and real estate taxes in connection with the shell and core of the Building, and all operating costs, utilities, and maintenance, repair, and replacement of non-capital items relating directly to the Premises, including as Additional Rent administration rent in the amount of 3.0% of Base Rent..

        7.    Security Deposit.    Tenant shall deposit with Landlord upon delivery of an executed copy of this Lease to Landlord and at all times during the Early Occupancy Period and the Term maintain security (the "Security Deposit") for the performance of all of its obligations in the amount set forth in the Basic Lease Provisions, which security shall be in the form of an unconditional and irrevocable letter of credit (the "Letter of Credit") in form and substance and issued by an institution satisfactory to Landlord. Upon each occurrence of a Default (as defined in Section 19), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability under this Lease caused by such Default, without prejudice to any other remedy provided herein or by law. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

        8.    Landlord's Work.

        (a)   Landlord shall perform the work described on Exhibit D hereto ("Landlord's Work") on a "turn-key" basis at Landlord's sole cost and expense. Landlord's Work shall be designed and constructed by architects and contractors selected by Landlord. Notwithstanding the foregoing, if Tenant does not exercise its Extension Right (as defined in Section 38 hereof), Tenant shall reimburse Landlord for the unamortized cost of Landlord's Work in an amount equal to $3.50 per rentable square foot of the Premises, but in no event less than $26,166.00 (the "Termination Fee"). Payment of such Termination Fee in full shall be a condition of surrender of the Premises pursuant to Section 27 hereof. In consideration of Landlord's agreement to bear the cost of Landlord's Work as specified above, Tenant shall deliver to Landlord, prior to Landlord's commencement of Landlord's Work, a warrant (the "TI Warrant") in the form attached to this Lease as Exhibit E, entitling the holder thereof to purchase 62,500 preferred shares of Tenant at a price of $.80 per share.

        (b)   Tenant shall have the right, exercisable by written notice to Landlord, to request reimbursement from Landlord for all amounts due and payable (the "Remaining Obligation") to Oscient Pharmaceuticals Corporation ("Oscient"), the sublandlord under the Sublease by and between Oscient and Tenant for certain premises at 100 Beaver Street, Waltham, Massachusetts (the "Sublease"), as a result of Tenant's termination of the Sublease. Such Remaining Obligation shall be in an amount as reasonably determined by Tenant or as finally determined by a court of competent jurisdiction, but shall in no event exceed the amount of base rent payments due and payable under the Sublease from the Commencement Date of this Lease through November 15, 2006. Such reimbursement shall be limited to the amount owed for base rent under the Sublease. In no event shall Landlord be responsible for any legal fees or costs of suit incurred by Tenant as a result of any action Oscient may take as a result of such early termination or of any default or claimed default of Tenant under the Sublease. In consideration of Landlord's agreement to reimburse such amounts, if Tenant elects to be reimbursed for the Remaining Obligation by Landlord as aforesaid, Tenant shall execute and deliver to Landlord, with Tenant's notice requesting reimbursement of the Remaining Obligation, a warrant (the "RO Warrant") in the form attached to this Lease as Exhibit F, entitling the holder thereof to purchase the RO Calculable Number of shares of Series B Preferred Stock of Tenant at a price of $.80 per share, subject to adjustment as provided in such form of warrant. Landlord shall reimburse the Remaining Obligation to Tenant within 30 days after Landlord's receipt of Tenant's notice and the RO Warrant as aforesaid. The "RO Calculable Number" equals the amount of the Remaining Obligation paid by Landlord under this Section 8(b) divided by $.80, as the same maybe adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series B Preferred Stock. Landlord's obligations under this Section 8(b) shall survive the expiration or earlier termination of this Lease.

        9.    Use.    The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and the use and occupancy thereof (collectively, "Legal Requirements"). Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises beyond reasonable wear and tear or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose.

        10.    Holding Over.    If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord or, if applicable, fails to pay the Termination Fee or, if applicable, the Early Termination Payment, on or before the date of expiration or earlier termination of the Term (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of the Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all direct and actual, non-consequential damages suffered by Landlord resulting from or occasioned by Tenant's holding over. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

        11.    Parking.    Tenant shall have the right to park in 6 spaces in the parking garage located in the Project and 2 spaces on the surface parking lot in the Project, in each case in those areas designated for non-reserved parking in common with other tenants of the Project, subject in each case to Landlord's rules and regulations. In addition, Tenant shall have the right to use 7 additional spaces either in the garage or on the surface lot, as available (the "Additional Spaces"), provided that Tenant agrees that Landlord shall have the right to rescind Tenant's right to use the Additional Spaces on 30 days' notice if such Additional Spaces are required for use under other leases of the Project. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties, including other tenants of the Project. Tenant shall pay a license fee for such parking in the amount of $170.00 per month for each garage space and $115.00 per month for each surface lot space, which license fees may be adjusted to a market rate annually. Tenant shall comply with the requirements set forth in Exhibit G attached hereto, setting forth certain governmentally imposed requirements related to parking and transportation demand management which are binding on tenants in the Project.

        12.    Utilities, Services.    Landlord shall provide adequate cooling and heating to the Premises consistent with first-class laboratory space and, subject to the terms of this Section 12, utilities to the Premises ("Utilities"). Tenant shall pay Tenant's Share of all electrical and other Utility costs for service provided to the Common Areas of the Project in accordance with Section 6 hereof, plus the cost of Utility services provided directly to the Premises, to be determined as provided in this Section 12. Landlord shall install a submeter to measure the Utilities provided directly to the Premises and Tenant shall pay to Landlord the allocated charges, as reflected by the submeter, for all electrical power and other Utilities provided directly to the Premises. Such costs for Utility services provided directly to the Premises shall not be included in Operating Expenses hereunder. No interruption or failure of services or Utilities, from any cause whatsoever other than Landlord's willful misconduct, shall result in abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.

        13.    Alterations.    Tenant shall not make any alterations, additions, or improvements to the Premises of any kind whatsoever.

        14.    Landlord's Repairs.    Landlord, as an Operating Expense, shall maintain all of the Project and the Premises, including all building systems, in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant's agents, servants, employees, invitees and contractors (collectively, "Tenant Parties") excluded. Landlord shall repair losses and damages caused by Tenant or any of the Tenant Parties at Tenant's sole cost and expense. Landlord reserves the right to stop building system services when necessary. Landlord shall have no responsibility or liability for failure to supply building system services during any such period of interruption; provided, however, that Landlord shall give Tenant 24 hours advance notice of any planned stoppage of building system services for routine maintenance, repairs, alterations or improvements. Landlord shall not be liable for damages resulting from any failure to make any repairs or to perform any maintenance.

        15.    Liens.    Tenant shall discharge, by bond or otherwise, any liens filed against the Premises or against the Project arising out of work performed or claimed to have been performed, materials furnished or claimed to have been or obligations incurred or claimed to have been incurred by Tenant within 30 days after the filing thereof, at Tenant's sole cost.

        16.    Indemnification.    Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all claims for injury or death to persons or damage to property occurring within or about the Premises and/or the Project, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by the willful misconduct or gross negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all claims for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

        17.    Insurance.    Landlord shall, as an Operating Expense, maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers' compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer's cost calculations). Tenant, at its sole cost and expense, shall maintain during the Early Occupancy Period and the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant's expense, workers' compensation insurance with no less than the minimum limits required by law; employer's liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises and the Science Hotel® Shared Areas The commercial general liability insurance policy shall name Landlord and Alexandria Real Estate Equities, Inc. as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in "Best's Insurance Guide"; shall not be cancelable for nonpayment of premium unless 10 days' prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord and Alexandria Real Estate Equities, Inc. as additional insureds, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Early Occupancy Period or the Term, if there is no Early Occupancy Period, and with respect to any renewal of insurance policy, no later than 5 days prior to the expiration of such policy.

        18.    Condemnation and Casualty.    If at any time during the Early Occupancy Period or the Term the Premises are in whole or in part (i) materially damaged or destroyed by a fire or other casualty or (ii) taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Taking"), this Lease shall, at the written election of Landlord or Tenant, terminate as of the date of such damage, destruction or Taking. Any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any such damage, destruction or Taking, the parties hereto expressly agreeing that this Section sets forth their entire understanding and agreement with respect to such matters. Upon any fire or other casualty or Taking, Landlord shall be entitled to receive the entire proceeds of the insurance maintained by Landlord and the entire price or award from any such Taking without, in either case, any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such proceeds or award.

        19.    Events of Default.    Each of the following events shall be a default ("Default") by Tenant under this Lease:

        (a)    Payment Defaults.    Tenant shall fail to pay any installment of Rent or any other payment hereunder within seven (7) business days after written notice is received from Landlord that such installment is overdue; provided, however, that Landlord shall not be required to give such a notice more than once in any twelve (12) month period.

        (b)    Insurance.    Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

        (c)    Other Defaults.    Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 19, and, except as otherwise expressly provided herein, such failure shall continue for a period of 20 days after written notice thereof from Landlord to Tenant; provided that if the nature of Tenant's default pursuant to this Section 19(c) is such that it cannot be cured by the payment of money and reasonably requires more than 20 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 20 day period and thereafter diligently prosecutes the same to completion; provided however, that such cure shall be completed no later than 45 days from the date of Landlord's notice.

Any notice given under Section 19(c) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

        20.    Landlord's Remedies.

        (a)    Payment By Landlord; Interest.    Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the "Default Rate"), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant's Default hereunder.

        (b)    Late Payment Rent.    Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by

Landlord within 10 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 4% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 10th day after the date due until paid.

        (c)    Other Remedies.    Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have all rights and remedies provided at law or in equity.

        21.    Assignment and Subletting.    Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, without Landlord's prior written consent, and any attempt to do any of the foregoing shall be void and of no effect. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord's prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a "Permitted Assignment"). Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant's obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant's other obligations under this Lease.

        Notwithstanding any other provision of this Section 21, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party's action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party and, in the case of a Permitted Assignment, shall have the absolute right to notify Tenant that such assignment or subletting is unacceptable to Landlord.

        22.    Estoppel Certificate.    Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver an estoppel certificate on any form reasonably requested by a proposed lender or purchaser.

        23.    Quiet Enjoyment.    So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

        24.    Prorations.    All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

        25.    Rules and Regulations.    Tenant shall, at all times during the Early Occupancy Period and the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord provided to Tenant covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit H. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

        26.    Subordination.    This Lease and Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments confirming such subordination and/or attornment as shall be reasonably requested by any such Holder.

        27.    Surrender.    Upon the expiration of the Term or earlier termination of Tenant's right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises during Tenant's occupancy thereof, by any person other than Landlord or any officer, director, employee, manager, agent, invitee or contractors of Landlord (collectively, "Tenant HazMat Operations") and released of any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 29(d)) in, on or about the Premises, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Section 18 excepted. At least 2 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, "Governmental Authority")) to be taken by Tenant in order to surrender the Premises at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations (the "Surrender Plan"). Such Surrender Plan shall be accompanied by a listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and reasonable approval of Landlord's environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its environmental consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant's expense as set forth below, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord's environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $1,500. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord's environmental consultant with respect to the surrender of the Premises to third parties.

        If Tenant shall fail to prepare or submit a Surrender Plan reasonably approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 27.

        Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord's election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant's property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 29 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

        28.    Waiver of Jury Trial.    TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

        29.    Environmental Requirements.

        (a)    Prohibition/Compliance/Indemnity.    During the Early Occupancy Period and the Term or any period Tenant occupies the Premises or the Project, Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Early Occupancy Period or the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord's employees, agents and contractors otherwise occurs during Early Occupancy Period or the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages, expenses (including, without limitation, reasonable attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, "Environmental Claims") which arise during or after the Early Occupancy Period or the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord's approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

        (b)    Business.    As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises ("Hazardous Materials List"). Prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority, Tenant shall deliver to Landlord true and correct copies of the following documents (the "Haz Mat Documents") relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials: permits; approvals; reports and correspondence; storage and management plans; and notices of violations of any Legal Requirements.

        (c)    Tenant's Obligations.    Tenant's obligations under this Section 29 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible hereunder (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord's sole discretion, which Rent shall be prorated daily.

        (d)    Definitions.    As used herein, the term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

        30.    Tenant's Remedies/Limitation of Liability.    Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord's obligations hereunder. Notwithstanding any indemnities or other provisions hereof to the contrary, in no event shall either party by responsible for any consequential damages.

        31.    Inspection and Access.    Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease, to perform such environmental tests as may be reasonably required to confirm Tenant's compliance with the terms hereof and for any other business purpose. Landlord and Landlord's representatives may enter the Premises during business hours on not fess than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose.

        32.    Security.    Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant's officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant's cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

        33.    Brokers.    Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker) in connection with this transaction and that no Broker brought about this transaction other than Meredith & Grew, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 33, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall cause to be paid to Meredith & Grew, Inc. a commission in the amount agrees upon by Landlord and Meredith & Grew, Inc. pursuant to a separate agreement.

        34.    Limitation on Landlord's Liability.    NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT'S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN

LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD'S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD'S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT'S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

        35.    Severability.    If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

        36.    Signs; Exterior Appearance.    Tenant shall not: (i) attach anything at any time to any outside wall of the Project, (ii) use any window coverings or sunscreen other than Landlord's standard window coverings, (iii) place any articles on the window sills, (iv) place any items on any exterior balcony, or (v) paint, affix or exhibit any signs or any kind in the Premises which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall provided by Landlord at Tenant's sole cost and expense.

        37.    Right of First Refusal.

        (a)    Right of First Refusal.    If at any time Landlord intends to offer either Suite 1C or Suite 1D in the Building (each, an "Available Space") for lease to a third party, Landlord shall first offer such Available Space to Tenant on the terms and conditions it intends to offer to a third party. Tenant shall thereafter have the right (the "Right of First Refusal") to accept or reject the terms of such offer by written notice to Landlord within 7 days after the date on which Landlord delivers such offer to Tenant. Tenant shall be deemed to have rejected such offer if Tenant fails to accept such offer in its entirety by written notice to Landlord prior to the expiration of such 7-day period. If Tenant rejects such offer, Landlord shall be free to lease such Available Space to a third party, and Landlord shall have no obligation to re-offer such space to Tenant; provided, however, if Tenant has rejected the offer of space, but Landlord is unsuccessful in completing the transaction with a third party within 6 months after the date of the initial offer to Tenant, Landlord must again offer the space to Tenant if Landlord receives a subsequent third party offer for the Available Space, which Landlord intends to accept, which is less than 90% of the original offer to Tenant with respect to such Available Space.

        (b)    Amended Lease.    If Tenant rejects such offer (subject to the foregoing provisions of Section 37(a) or, if Tenant accepts such offer and no lease amendment or lease agreement for the Available Space has been executed within 30 days after the expiration of such 7 day period, notwithstanding the parties' good faith negotiation and reasonable efforts to finalize the lease amendment or the lease agreement, such Right of First Refusal shall be waived and of no further force or effect with respect to such Available Space at any time during the balance of the Term.

        (c)    Exceptions.    Notwithstanding the above, the Right of First Refusal shall not be in effect and may not be exercised by Tenant:

            (i)  during any period of time that Tenant is in Default under any provision of the Lease; or

           (ii)  if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

        (d)    Termination.    The Right of First Refusal with respect to a particular Available Space shall terminate and be of no further force or effect even after Tenant's due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Available Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Available Space, whether or not such Defaults are cured.

        (e)    Rights Personal.    The Right of First Refusal is personal to Tenant and is not assignable without Landlord's consent, which may be granted or withheld in Landlord's sole discretion separate and apart from any consent by Landlord to an assignment of Tenant's interest in the Lease.

        (f)    No Extensions.    The period of time within which any Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Right of First Refusal.

        38.    Right to Extend Term.    Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

        (a)    Extension Rights.    Tenant shall have the right (the "Extension Right") to extend the term of this Lease for one (1) year (the "Extension Term") on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise such Extension Right at least six (6) months prior to the expiration of the Base Term of the Lease. Base Rent during the Extension Term shall be payable at the rate of $43.00 per rentable square foot of the Premises.

        (b)    Rights Personal.    The Extension Right is personal to Tenant and is not assignable without Landlord's consent, which may be granted or withheld in Landlord's sole discretion separate and apart from any consent by Landlord to an assignment of Tenant's interest in the Lease.

        (c)    Exceptions.    Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

            (i)  during any period of time that Tenant is in Default under any provision of this Lease; or

           (ii)  if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

        (d)    No Extensions.    The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Extension Rights.

        (e)    Termination.    The Extension Right shall terminate and be of no further force or effect even after Tenant's due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

        39.    Confidentiality.

        (a)   In connection with the activities contemplated by this Lease, it is anticipated that each party (the "Disclosing Party") may disclose or deliver to the other party (the "Disclosee"), or provide access to the Disclosee, to scientific or technical information, and business or financial information, possessed or obtained by, developed for or given to the Disclosing Party which is treated by the Disclosing Party as confidential or proprietary ("Confidential Information"). The Disclosing Party will, to the extent practical, use commercially reasonable efforts, consistent with reasonable business practices, to label or identify as "CONFIDENTIAL" all the Confidential Information. Confidential Information will, however, include all information which due to its nature would cause a reasonable person to know that it is confidential and proprietary to the Disclosing Party.

        (b)   The Disclosee agrees that it will hold in confidence and not publish, disseminate or otherwise disclose, or deliver or make available to any third party outside its organization any Confidential Information. The Disclosee agrees to use the Confidential Information solely in connection with the activities contemplated by this Agreement and not exploit the Confidential Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Disclosee will exercise reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information. The Disclosee may disseminate the Confidential Information only to its employees, consultants or, in the case of Landlord, potential mortgagees or purchasers of the Project on a need-toknow basis in connection with the activities contemplated by this Lease and only if they are obligated to protect the Confidential Information under terms substantially similar to those in this Lease. The Disclosee will have no obligation of confidentiality with respect to any portion of Confidential Information disclosed to it which:

            (i)  is or later becomes generally available to the public by use, publication or the like, through no fault of the Disclosee;

           (ii)  is obtained from a third party without restriction;

          (iii)  the Disclosee already possesses, as evidenced by its written records, predating receipt thereof from the Disclosing Party (whether as a result of disclosure or delivery by the Disclosing Party or of the Disclosing Party providing access); or

          (iv)  is independently developed by the Disclosee without the use of Confidential Information, as evidenced by the Disclosee's written records.

        Confidential Information will not be deemed to be in the public domain or in the possession of the Disclosee merely because it is embraced by generalized disclosures in the public domain nor will a combination of Confidential Information be deemed to fall within any of the exceptions set forth above simply because each of the elements is itself included within an exception if the significance of the combination does not fall within any of the exceptions.

        If required by any law, rule or regulation, or as necessary in order to permit the Disclosee to enforce this Lease or defend itself against any action brought by the Disclosing Party or any third party in connection with this Lease, the Disclosee may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Disclosing Party.

        (c)   It is understood that all Confidential Information, and any information derived from it by the Disclosee, will remain the property of the Disclosing Party, and that no patent right or license is hereby granted by the Disclosing Party to the Disclosee by this Agreement. Nothing in this Agreement will be deemed an obligation of the Disclosing Party to grant the Disclosee any rights in and to the subject matter of the Confidential Information.

        (d)   The provisions of this Section 40 will expire five (5) years from the last date of disclosure of any Confidential Information, notwithstanding earlier termination or expiration of this Agreement for any reason. Upon expiration, or sooner upon the Disclosing Party's request, the Disclosee will promptly return to the Disclosing Party all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes.

        (e)   The Disclosee agrees that money damages would not be a sufficient remedy for any breach of this Section 40 and that, in addition to all other remedies, the Disclosing Party may be entitled to injunctive or other equitable relief as a remedy for any such breach by the Disclosee.

        40.    Miscellaneous.

        (a)    Notices.    Except as otherwise provided herein, all notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, confirmed receipt by facsimile or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

        (b)    Financial Statements.    Tenant shall furnish Landlord with true and correct copies of its most recent unaudited quarterly and audited annual financial statements upon Landlord's request prior to the execution of the Lease and not more than 45 days after the end of each calendar quarter or 90 days after the end of each fiscal year of Tenant, as applicable, during the Term. Upon Landlord's request, Tenant shall furnish Landlord with Tenant's most recent business plan; provided, however, that Landlord shall treat such business plan as confidential. Tenant shall also furnish Landlord, upon Landlord's request, with any other financial information or summaries that Tenant typically provides to its shareholders or lenders, provided, however, that Landlord shall treat such information and summaries as confidential.

        (c)    Recordation.    Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

        (d)    Interpretation.    The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

        (e)    Not Binding Until Executed.    The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

        (f)    Limitations on Interest.    It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord's and Tenant's express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

        (g)    Choice of Law.    Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

        (h)    Time.    Time is of the essence as to the performance of the parties' obligations under this Lease.

        (i)    Publicity.    Landlord and Tenant agree that this. Lease and all negotiations and related documentation will remain confidential and that no press release or other publicity release or communication to the general public concerning the Lease or the transactions contemplated by the Lease and related documentation will be issued without the other party's prior written approval, unless any applicable law, rule or regulation requires such disclosure.

[Signatures appear on following page]

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:
SIRTRIS PHARMACEUTICALS, INC. a Delaware corporation
By:	/s/ ROBERT CRANE
Its:	CFO Chief Financial Officer
LANDLORD:
ARE-7701784/790 MEMORIAL DRIVE, LLC,
a Delaware limited liability company
By:	Alexandria Real Estate Equities, L.P., Managing member
By:	ARE-QRS CORP., general partner
By:	/s/ JENNIFER PAPPAS
Name:	JENNIFER PAPPAS
Title:	V.P. & ASSISTANT

QuickLinks

  Exhibit 10.4